                                                                   Exhibit 99(a)

                        REPORT OF INDEPENDENT ACCOUNTANTS
                                    --------

To the Trustee and Participants of the Folksamerica Holding Company
   401(k) Savings & Investment Plan:

In our opinion, the accompanying statements of net assets available for plan benefits and the related statements of changes in net assets available for plan benefits present fairly, in all material respects, the net assets available for plan benefits of the Folksamerica Holding Company 401(k) Savings and Investment Plan (the "Plan") at December 31, 2001 and 2000, and the changes in its net assets available for plan benefits for the years ended December 31, 2001 and 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule of Assets Held at End of Year and the Schedule of Reportable Transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan's management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP

New York, New York
June 24, 2002

                          Folksamerica Holding Company
                      401 (k) Savings and Investment Plan
              Statements of Net Assets Available for Plan Benefits
                           December 31, 2001 and 2000

                                                            2001            2000
                                                            ----            ----
Investments
  Funds on deposit with Merrill Lynch
  Trust Company of New York                             $ 13,532,976     $ 12,434,413

  Loans to participants                                      115,505          191,228
                                                        ------------       ----------
Total investments                                         13,648,481       12,625,641
                                                        ------------       ----------
Receivables:
  Employer contributions                                      61,904           37,872
  Participant contributions                                   77,506           52,894
                                                        ------------     ------------
Net assets available for plan benefits                  $ 13,787,891     $ 12,716,407
                                                        ============     ============


                See accompanying notes to financial statements.

                          Folksamerica Holding Company
                      401 (k) Savings and Investment Plan
        Statements of Changes in Net Assets Available for Plan Benefits
                 for the years ended December 31, 2001 and 2000

                                                                           2001               2000
                                                                           ----               ----
Additions (deductions) to net assets attributed to:
   Interest and dividend income                                       $    382,545     $    769,966
   Net appreciation (depreciation) in fair value of investments           (294,927)         923,377
                                                                      ------------     ------------
Net investment income                                                       87,618        1,693,343

Contributions:
   Employer contributions                                                  690,029          559,669
   Participant contributions and rollovers                                 895,921          758,029
   Plan conversion and other                                               371,371           14,980
                                                                      ------------     ------------
Total contributions                                                      1,957,321        1,332,678

Deductions from net assets attributed to:
   Benefits paid to participants                                           946,644          765,979
   Other decreases                                                          26,811           25,579
                                                                      ------------     ------------
   Total deductions                                                        973,455          791,558

Net increase in net assets available for plan benefits                   1,071,484        2,234,463

Net assets available for plan benefits:
   Beginning of year                                                    12,716,407       10,481,944
                                                                      ------------     ------------
   End of year                                                        $ 13,787,891     $ 12,716,407
                                                                      ============     ============

                See accompanying notes to financial statements.

                          Folksamerica Holding Company
                          Notes to Financial Statements
                               -------------------

1.       THE PLAN:

DESCRIPTION OF PLAN

The following brief description of the Folksamerica Holding Company 401(k) Savings and Investment Plan (the "Plan") is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information. Participants in the Plan include employees of Folksamerica Holding Company ("Folksamerica") and White Mountains Insurance Group, Ltd. ("White Mountains"), Folksamerica's ultimate parent company. Folksamerica and White Mountains are collectively referred to as the "Company". During 2001, certain participant's assets of a former White Mountains subsidiary's benefit plan ("Unitrin Plan") were transferred into the Plan.

The Plan was originally established on January 1, 1981 to provide retirement benefits for eligible employees of Folksamerica. The Plan was amended on October 1, 1994 to reflect a change in asset managers.

The Plan is a defined contribution plan subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The Company contributes to the Plan the total amount of salary reduction an employee elects to defer. Employees may elect to defer from 1% to 12% of their monthly salary (limited to an annual maximum of $10,500 in 2001 and in 2000). The Company provides matching contributions equal to 100% of an employee's elective contribution up to six (6) percent of an employee's contributed compensation. The Company may also make additional discretionary contributions to the Plan, however no such contributions were made in 2001 or 2000.

The Plan is sponsored and administered by the Company (the "Plan
Administrator"). The Company has appointed Merrill Lynch Trust Company of New York ("Merrill Lynch") as trustee who is responsible for the management of the Plan's assets. Expenses related to the administration of the Plan are paid by the Company.

ELIGIBILITY AND PARTICIPATION

Employees of the Company must complete one (1) year of service and have attained the age of 18 to become eligible for participation in the Plan. A year of service is defined as a twelve consecutive month period, beginning on the employee's date of hire, during which he or she completes 1,000 hours of service. An hour of service is any hour the employee works for the Company and is entitled to payment from the Company. An employee becomes a member of the Plan on the entry date coincident with or next following the date that he or she meets the eligibility requirements.

Rollover contributions represent vested account balances transferred by participants of the Plan from other plans.

VESTING

Participants are always 100% vested in employee contributions and rollover contributions plus net investment income earned on these amounts.

The Plan provides for full (100%) vesting of the Company's contributions. Participants become vested in Company contributions based on years of services as follows:

                          YEARS OF SERVICE            PERCENTAGE
                          ----------------            ----------
                                  1                        0%
                                  2                       25%
                                  3                       50%
                                  4                       75%
                                  5                      100%

                          Folksamerica Holding Company
                          Notes to Financial Statements
                               -------------------

TRANSFERS

Participants are permitted to change the investment of their interests in any of the funds on a daily basis subject to certain limits.

FORFEITURES

Plan participants who terminate employment for reasons other than retirement, death, or disability will receive the vested portion of their account only. Amounts forfeited due to terminations of employment will be used to reduce the Company's future contributions to the Plan.

PARTICIPANT LOANS

The Plan allows loans to participants up to a maximum amount of 50% of the participant's vested balance not to exceed $50,000. Loan provisions provide for a term generally not to exceed five years, with interest rates and repayment schedules to be determined by the Plan Administrator. The interest rates on participant loans outstanding at December 31, 2001 and 2000 range from 7.0% to 10.5%.

PAYMENT OF BENEFITS

Each participant's accrued benefits, including allocations of Plan earnings, may be paid to the participant upon retirement, death, disability, resignation, discharge, or proven hardship. The normal form of benefit payable under this Plan is a lump sum. Benefits are recorded when paid.

ASSET MANAGEMENT

The trustee of the Plan is also the record keeper and custodian of the Plan's assets.

PLAN TERMINATION

Although it has not expressed any intent to do so, the Company has the right, under the Plan, to suspend contributions, to discontinue contributions, or to terminate the Plan at any time. In the event of termination, the accounts of the members of the Plan are fully vested and nonforfeitable.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION

The accompanying statements of net assets available for plan benefits and changes in net assets available for plan benefits have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the changes in net assets available for plan benefits during the reporting period. Actual results could differ from those estimates.

RISKS AND UNCERTAINTIES

The Plan provides for investment options in mutual funds and other investment securities. Investment securities are exposed to various risks, such as interest rate risk, market risk and credit risk. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participant's account balances and the amounts reported in the statement of net assets available for plan benefits and the statement of changes in net assets available for plan benefits.

INVESTMENTS

The Plan provides for participant directed investment programs with Merrill Lynch. During 2000 the Company added several funds to the Plan as well as the option for self-directed equity investments (the "Self-Direct RCMA option"), to enhance options available to employees. Additionally, participants have the option to invest in the publicly traded common shares of White Mountains ("WTM"). A description of the investment funds of the Plan are set forth in each fund's prospectus.

                          Folksamerica Holding Company
                          Notes to Financial Statements
                               -------------------

The Plan's investments are stated at fair value, based on the quoted market price on the last business day of the Plan year.

Pooled separate account balances are recorded at fair value and increase and decrease with contributions, withdrawals, and realized and unrealized gains and losses from the assets in the accounts. The value of each separate account is determined at the close of each business day based on market values of the underlying assets. Gain or loss on investments in pooled separate accounts sold during the year is based on their inventory value (market value at the beginning of the period or cost if purchased prior to the beginning of the period). Increase or decrease in the value of investments held in pooled separate accounts at year end is based on the difference between the market value of such investments at the end of the year and their inventory value.

Contributions from the participants and the employer are recorded in the period in which the payroll deductions are made from Plan participants' paychecks. Funds are remitted to the Plan monthly.

Loans to participants are stated at cost less principal pay downs.

The Plan presents in the statements of changes in net assets available for plan benefits the net appreciation (depreciation) in the fair value of its investments which consists of the realized gains or losses and unrealized appreciation (depreciation) on those investments.

INCOME TAXES

On January 1, 1981, and again on January 26, 1994, the Internal Revenue Service approved qualification of the form of the Plan under the provisions of Section 401(k) and 401(a) of the Internal Revenue Code (the "Code"). The Plan has subsequently been amended. The Plan administrator believes that the Plan, as amended, is designed and is being operated in compliance with the applicable requirements of the Code and, therefore, has not applied for a determination letter.

3.       INVESTMENTS

Investments, at fair value, that represent five percent or more of the Plan's net assets at December 31, 2001 and 2000 are separately identified as follows:

                                                                                2001                   2000
                                                                                ----                   ----
   Merrill Lynch Global Allocation Fund                                     $   772,446            $   864,575
   Merrill Lynch Balanced Capital Fund                                        1,229,026              1,423,529
   Merrill Lynch Fundamental Growth Fund                                        802,815                943,996
   Merrill Lynch Retirement Preservation Trust Fund & Other*                  3,590,548              3,196,811
   White Mountains Insurance Group, Ltd.                                      2,642,752              2,731,080
   Merrill Lynch S&P Index Fund                                                 981,417                982,278
   Davis Venture Fund                                                           762,384                684,071
   PIMCO Total Return Fund                                                      715,009                     --
   Self-Direct RCMA Option                                                      815,662                697,174
                                                                            -----------            -----------
                                                                            $12,312,059            $11,523,514
                                                                            ===========            ===========

     *Other includes cash of $2,435 and $4,229 in pooled separate accounts (reported separately by Merrill Lynch) at December 31, 2001 and 2000.

Each participant's account is credited with the participant's contributions, which include amounts transferred from other Plans.

                          Folksamerica Holding Company
                          Notes to Financial Statements
                               -------------------

4.       RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500:

         2001:
         Total contributions:
                  Balance per financial statements                                            $  1,957,321
                  Current contributions receivable                                                (139,411)
                  Prior year contribution receivable                                                90,766
                  Classification difference - Plan Conversion                                     (371,371)
                                                                                              ------------
                  Balance per Form 5500                                                       $  1,537,305
                                                                                              ============
         Net assets available for plan benefits - end of year
                  Balance per financial statements                                            $ 13,787,981
                  Current contributions receivable                                                (139,411)
                  Classification difference                                                            (90)
                                                                                              ------------
                      Balance per Form 5500                                                   $ 13,648,480
                                                                                              ============
         2000:
         Total contributions:
                  Balance per financial statements                                            $  1,332,678
                  Contribution Receivable                                                          (90,766)
                  Classification difference                                                        (14,980)
                                                                                              ------------
                  Balance per Form 5500                                                       $  1,226,932
                                                                                              ============
         Total investment income:
                  Balance per financial statements                                            $  1,693,343
                  Classification difference                                                         14,944
                                                                                              ------------
                  Balance per Form 5500                                                       $  1,708,287
                                                                                              ============
         Net assets available for plan benefits - end of year
                  Balance per financial statements                                            $ 12,716,407
                  Contributions receivable                                                         (90,766)
                  Classification difference                                                            (36)
                                                                                              ------------
                  Balance per Form 5500                                                       $ 12,625,605
                                                                                              ============

    Identity of
      Issue,
     Borrower                                 Description of Investment                       Cost            Current Value
------------------------------------------------------------------------------------------------------------------------------
   Merrill Lynch    Merrill Lynch Retirement Preservation Trust and other cash accounts     $3,590,548            $ 3,590,548
                    White Mountains Insurance Group, Ltd.                                    1,292,321              2,642,752
                    Merrill Lynch Capital Fund                                               1,566,598              1,229,026
                    Merrill Lynch S&P 500 Index Fund                                         1,139,741                981,417
                    Self-Direct RCMA Option                                                    815,662                815,662
                    Merrill Lynch Fundamental Growth Fund                                    1,261,654                802,815
                    Merrill Lynch Global Allocation Fund                                       841,649                772,446
                    Davis Venture Fund                                                         815,707                762,384
                    PIMCO Total Return Fund                                                    712,461                715,009
                    Merrill Lynch Small Capital Value Fund                                     381,994                461,716
                    Van Kampen Emergency Growth Fund                                           279,018                192,420
                    AIM International Equity Fund                                              207,978                178,676
                    Oppenheimer Quest Balanced Value Fund                                      174,101                160,145
                    Ivy International II Fund                                                   92,568                 93,552
                    Merrill Lynch Healthcare Fund                                               47,126                 46,767
                    Merrill Lynch Pacific Fund                                                  41,360                 42,145
                    Davis Financial Fund                                                        17,110                 16,471
                    Pioneer Europe Fund                                                         10,380                  9,925
                    PIMCO Innovation Fund                                                        8,307                  6,072
                    Merrill Lynch Small Cap Index Fund                                           3,873                  3,984
                    Seligman Comm & Info Fund                                                    3,590                  3,607
                    Federated International Small Company Fund                                   3,368                  3,198
                    AIM Advanced Real Estate Fund                                                2,155                  2,239
                                                                                          -------------           -----------
                                                                                           $13,309,269            $13,532,976
                                                                                          =============           ===========
    Participant
    loans           Interest rates, 7.0% to 10.5%                                                  $ --           $   115,505
                                                                                          =============           ===========

                          Folksamerica Holding Company
                      401 (k) Savings and Investment Plan
             Supplemental Data Required by the Department of Labor
                             Schedule H, Line 4(j)
                      Schedule of Reportable Transactions
                      for the year ended December 31, 2001

The following represents any transactions or series of transactions during 2001, which included an amount in excess of five percent of the current value of Plan assets as of December 31, 2000:

                                                                                                  Current
                                                                                                  Value of
                                                                                                  Asset on
   Identity of                                        Purchase       Selling       Cost of      Transaction
  Part Involved         Description of Asset           Price          Price         Asset           Date       Net Gain (Loss)
---------------------------------------------------------------------------------------------------------------------------------
Merrill Lynch      Merrill Lynch Retirement
                   Preservation Trust Fund             $1,906,108                   $1,906,108     $1,906,108                --